Exhibit 5.1

May 9, 2019

Pluralsight, Inc.
182 North Union Avenue
Farmington, Utah 84025
Re: Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Pluralsight, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of 43,764 shares of Class A common stock, par value $0.0001 per share (the “Shares”) reserved for issuance pursuant to the GitPrime, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) and 125,998 Shares reserved for issuance pursuant to the GitPrime, Inc. 2018 Equity Incentive Plan (together with the 2015 Plan, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.